Exhibit 10.16

Exhibit 10.16

BIOCEPT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Biocept, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”).

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

•	Annual Retainer.

For service as a director: an annual cash retainer of $40,000 (in addition to any annual cash retainers otherwise paid).

•	Board Chair.

For service as Board Chair: an annual cash retainer of $50,000 (in addition to any annual cash retainers otherwise paid).

•	Lead Independent Director.

For service as Lead Independent Director: an annual cash retainer of $50,000 (in addition to any annual cash retainers otherwise paid).

•	Audit Committee.

For service as Chair of the audit committee: an annual cash retainer of $15,000 (in addition to any annual cash retainers otherwise paid).

For service as member of the audit committee other than as its Chair: an annual cash retainer of $7,500 (in addition to any annual cash retainers otherwise paid).

•	Compensation Committee.

For service as Chair of the compensation committee: an annual cash retainer of $10,000 (in addition to any annual cash retainers otherwise paid).

For service as member of the compensation committee other than as its Chair: an annual cash retainer of $5,000 (in addition to any annual cash retainers otherwise paid).

•	Nominating and Corporate Governance Committee.

For service as Chair of the nominating and corporate governance committee: an annual cash retainer of $10,000 (in addition to any annual cash retainers otherwise paid).

For service as member of the nominating and corporate governance committee other than as its Chair: an annual cash retainer of $5,000 (in addition to any annual cash retainers otherwise paid).

•	Science, Technology and Clinical Affairs Committee.

For service as Chair of the science, technology and clinical affairs committee: an annual cash retainer of $10,000 (in addition to any annual cash retainers otherwise paid).

For service as member of the science, technology and clinical affairs committee other than as its Chair: an annual cash retainer of $5,000 (in addition to any annual cash retainers otherwise paid).

•	Initial Awards.

For each Non-Employee Director who is initially elected or appointed to the Board: an option to purchase 10,000 shares of common stock.

•	Annual Awards.

For each Non-Employee Director who (i) has been serving on the Board for at least six months as of the date of any annual meeting of the stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting: an option to purchase 10,000 shares of common stock.

The annual cash retainers shall be earned and paid on a calendar quarterly basis, subject to proration in the case of service during only a portion of a calendar quarter.

The per share exercise price of each option granted to the Non-Employee Directors shall equal the fair market value of a share of common stock on the date the option is granted. Each such initial award shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the vesting commencement date, subject to Continuous Service (as defined in the Company’s Amended and Restated 2013 Equity Incentive Plan, as amended (the “Plan”)) on the Board through each such vesting date; provided, that all stock options under the Director Compensation Policy shall vest in full upon the occurrence of a Change in Control (as defined in the Plan). Each such annual award shall fully vest and become exercisable on the first anniversary of the vesting commencement date, subject to Continuous Service on the Board through each such vesting date; provided, that all stock options under the Director Compensation Policy shall vest in full upon the occurrence of a Change in Control. The term of each such stock option shall be 10 years from the date the option is granted. Upon a Non-Employee Director’s cessation of Continuous Service on the Board for any reason, his or her stock options granted under this Director Compensation Policy would, to the extent vested on the date of cessation of Continuous Service, remain exercisable for 12 months following the cessation of his or her Continuous Service on the Board (or such longer period as the Board may determine in its discretion on or after the date of such stock options).